EXHIBIT 99.1

  Financial Corporation

Contact:	Ronald J. Nicolas, Jr.
Jon D. Van Deuren
Investor Relations Department
Aames Financial Corporation
(323) 210-5311

For Immediate Release

AAMES FINANCIAL CORPORATION ANNOUNCES REDEMPTION OF ITS
OUTSTANDING 9.125% SENIOR NOTES DUE 2003 AND
OUTSTANDING 5.5% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2012

     Los Angeles, California, July 1, 2003 – Aames Financial Corporation (OTCBB: AMSF), a leader in subprime home equity lending, today announced that it redeemed on June 30, 2003, $127.9 million principal balance of its 9.125% Senior Notes due November, 2003, representing all outstanding senior notes, at par plus accrued and unpaid interest. In connection with the redemption of its senior notes, Aames borrowed $74.1 million through a financing facility with Greenwich Financial Capital Products, Inc., secured by certain of Aames’s residual assets and servicing advances. The financing facility has a term of 18 months, and bears interest at a rate of LIBOR plus 2.75% per annum. Portions of the monthly cash flows generated from Aames’s residual assets and servicing advances securing the financing facility will be paid to Greenwich to reduce the outstanding balance. Subject to certain limitations, Aames may prepay the amount outstanding under the financing facility at any time.

     Aames also announced that it redeemed $4.8 million principal balance of its 5.5% Convertible Subordinated Debentures due 2012 on July 1, 2003, representing all outstanding Subordinated Debentures due 2012 at 5% of the outstanding principal balance plus accrued and unpaid interest.

     In making the announcement, A. Jay Meyerson, the Company’s Chief Executive Officer, stated, “The redemption of the senior notes due in November, 2003 is a major milestone in the Company’s efforts to significantly improve its balance sheet by reducing its non-revolving borrowings and improve its strategic position in the subprime sector. This redemption, together with the redemption of the subordinated notes due in 2012 and other debt retirement during the fiscal year ended June 30, 2003, reduced the Company’s non-revolving borrowings by $125.5 million, to $138.5 million from $264.0 million at June 30, 2002.” Meyerson continued, “With the restrictions of the senior notes removed, the Company has increased its corporate financial flexibility and its options for competing in the secondary and capital markets. We enter our new fiscal year with a continued focus on increasing our mortgage loan originations and improving our earnings performance.”

     Aames is a leading home equity lender, and at June 30, 2003 operated 91 traditional retail branches, 2 National Loan Centers and 4 traditional regional broker offices throughout the United States.

     From time to time Aames may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, Aames notes that a variety of factors could cause its actual results and experience to differ materially from the anticipated results or other expectations expressed in Aames’s forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of Aames’s business include the following: negative cash flow and continued access to outside sources of cash to fund operations; dependence on funding sources; third party rights to terminate mortgage servicing; high delinquencies and losses in Aames’s securitization trusts; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans; timing of loan sales; dependence on broker network; competition; concentration of operations in California and Florida; economic conditions; contingent risks on loans sold; government regulation; changes in federal income tax laws; ability to pay dividends and the concentrated ownership of Aames’s controlling stockholder. For a more complete discussion of these risks and uncertainties, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors” in Aames’s Annual Report on Form 10-K for the year ended June 30, 2002; and, also see “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in quarterly filings by Aames with the United States Securities and Exchange Commission.